EXHIBIT 99.1



AMERICAN STOCK EXCHANGE LISTS COMMON STOCK OF Cycle Country

MILFORD, Iowa, Jun 16, 2003 (BUSINESS WIRE) -- Cycle Country Accessories Corp. the recognized leader in developing and manufacturing custom-fitting accessories for the all-terrain vehicle (ATV), is pleased to announce that the Trading of shares of the Cycle Country Accessories Corp. (the company) on the American Stock Exchange (Amex) expect begin at the market opening on Thursday, June 19, 2003 under the symbol "ATC". The Company has selected Performance Capital Group to be responsible for trading the Company's common stock on the Amex.

Mr. Ron Hickman, President and CEO, stated, "We are quite pleased to join the American Stock Exchange. We chose Amex because of their demonstrated commitment to the success of their listed companies. The unique nature of the auction market provides liquidity, narrower spreads and lower volatility. This listing achieves an important milestone in our strategy for enhancing shareholder value with the stability of a national exchange. It also provides both the visibility and the access that are of paramount importance to large institutional investors."

"We are pleased to welcome Cycle Country Accessories to the growing number of innovative companies listed on the American Stock Exchange," said John McGonegal, vice president of the Amex Equities Group. "In listing at the Amex, Cycle Country will benefit from our personalized services in addition to gaining the increased investor attention and support needed in today's competitive marketplace." "We look forward to working with Cycle Country and helping them build long-term shareholder value to increase opportunities for future growth."

Investors holding Cycle Country Accessories Corp stock need take no action as the stock conversion will occur automatically.

About Cycle Country Accessories Corp.

Cycle Country, http://www.cyclecountry.com, with over 50% of the worldwide market in several product categories, is the industry leader in the design, engineering and manufacturing of custom-fitting accessories for the utility all-terrain vehicle (ATV).

Since 1981, Cycle Country has developed an extensive line of branded products of snowplows, lawnmowers, spreaders, sprayers, hitches and many other utility equipment items along with recreational accessories.

The Company's products custom fit virtually every brand of ATV on the market, which are distributed to essentially all ATV and motorcycle dealers in North America.

The Company has 19 international distributors that sell Cycle Country products in 35 countries throughout Asia, Europe, Central and South America. Additionally, Cycle Country dominates the golf car wheel cover market by manufacturing approximately 90% of all wheel covers sold to original equipment manufacturers worldwide. The Company sells high-performance premium oil filters for motorcycles and ATVs throughout the U.S. under the brand name Perf-form Products. They also manufacture heavy-duty garden equipment attachments for garden tractors, ATVs and other utility vehicles within the Lawn & Garden industry under their brand name Weekend Warrior. Cycle Country has "Preferred Manufacturing Vendor" status with John Deere and currently manufactures many equipment products for their utility vehicles.

For the latest SEC filings or past news releases, go to the company's website at http://www.cyclecountry.com and click on the Investor Relations heading. Please direct any financial questions to Scott Gibson at Heritage First Capital & Equity Research Group by calling 407.444.5959 or via e-mail to CYCY@heritagefirstcapital.com. Cycle Country Accessories Corp:
2188 Hwy. 86, Milford, Iowa 51351 - 800.841.2222.

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "potential," or future/conditional verbs such as "will," "should" and "could."

SOURCE: Cycle Country Accessories Corp.

CONTACT:          Heritage First Capital & Equity Research Group
                  Heathrow, Fla.
                  Scott Gibson, 407/444-5959
                  CYCY@heritagefirstcapital.com